EXHIBIT (j)(9)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 121 to the Registration Statement No. 02-90946 on Form N-1A of our reports dated December 15, 2006 relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the “Trust”), including Eaton Vance Tax-Managed Multi-Cap Opportunity Fund and Tax-Managed Multi-Cap Opportunity Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2006 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers - Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP February 26, 2007 Boston, Massachusetts